Allmerica Investment Trust
This Prospectus describes the following nine investment Funds of the Trust which serve as the underlying investments for insurance related accounts.
Select Capital Appreciation Fund
Select Value Opportunity Fund
Select International Equity Fund
Select Growth Fund
Core Equity Fund
Equity Index Fund
Select Investment Grade Income Fund
Government Bond Fund
Money Market Fund
This Prospectus explains what you should know about each of the Funds. Please read it carefully before you invest.
A particular Fund may not be available under the variable annuity or variable life insurance policy which you have chosen. The Prospectus of the specific insurance product you have chosen will indicate which Funds are available and should be read in conjunction with this Prospectus. Inclusion in this Prospectus of a Fund which is not available under your policy is not to be considered a solicitation.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this Prospectus is adequate or complete. Any representation to the contrary is a criminal offense.
PROSPECTUS
May 1, 2005
ALLMERICA
INVESTMENT
TRUST
440 Lincoln Street
Worcester, Massachusetts 01653
1-800-533-7881

FUND SUMMARIES	3

Objectives, Strategies and Risks	4

Select Capital Appreciation Fund	4

Select Value Opportunity Fund	5

Select International Equity Fund	6

Select Growth Fund	7

Core Equity Fund	8

Equity Index Fund	9

Select Investment Grade Income Fund	10

Government Bond Fund	11

Money Market Fund	12

EXPENSE SUMMARY	13

DESCRIPTION OF PRINCIPAL INVESTMENT RISKS	15

OTHER INVESTMENT STRATEGIES	17

MANAGEMENT OF THE FUNDS	19

PRICING OF FUND SHARES	27

PURCHASE AND REDEMPTION OF SHARES	27

DISTRIBUTIONS AND TAXES	29

FINANCIAL HIGHLIGHTS	30

APPENDIX	36
LEGEND

Performance

Investment Objectives

Financial Information

Management of Fund

Risk

Investment Strategies
Allmerica Investment Trust

Fund Summaries
Allmerica Investment Trust provides a broad range of investment options through nine separate investment portfolios, or Funds. Shares of the Funds are sold exclusively to variable annuity and variable life insurance Separate Accounts and qualified pension and retirement plans.
The investment manager of the Trust is Allmerica Financial Investment Management Services, Inc. The Manager is responsible for managing the Trust’s daily business and has general responsibility for the management of the investments of the Funds. The Manager, at its expense, has contracted with investment Sub-Advisers to manage the investments of the Funds. Each Sub-Adviser has been selected on the basis of various factors including management experience, investment techniques and staffing. See “Management of the Funds” for more information about the Manager and the Sub-Advisers.
The following summaries describe each Fund’s investment objective and principal investment strategies, identify the principal investment risks of investing in the Fund and provide performance charts for the Fund. Note that any percentage limitations listed under a Fund’s principal investment strategies apply at the time of investment. The principal risks are discussed in more detail under “Description of Principal Investment Risks”. The bar charts show how the investment returns of the shares of a Fund have varied in the past ten years (or for the life of the Fund if less than 10 years). The table following each bar chart shows how the Fund’s average annual return for the last one, five and ten years (or for the life of the Fund, if shorter) compares to those of a broad-based securities market index. Past performance does not necessarily indicate how the Fund will perform in the future. It is possible to lose money by investing in the Funds. The bar charts and tables give some indication of the risks of investing in each Fund by showing changes in the Fund’s performance. The bar charts and tables do not reflect expenses associated with the variable insurance product that you are purchasing. If those expenses had been reflected, the performance shown would have been lower.
Allmerica Investment Trust

Objectives, Strategies and Risks
     Select Capital Appreciation Fund
Sub-Adviser: T. Rowe Price Associates, Inc.
Investment Objective: The Fund seeks long-term growth of capital. Realization of income is not a significant investment consideration and any income realized on the Fund’s investments will be incidental to its primary objective.
Principal Investment Strategies: The Fund’s Sub-Adviser looks for medium sized companies with proven business ideas and earnings growth rates it expects will grow at a faster rate than that of the average company. The Fund normally invests at least 50% of its equity assets in securities of companies with market capitalizations that fall within the range of companies either in the S&P MidCap 400 Index (as of December 31, 2004, $344 million to $9.4 billion in market capitalization) or the Russell Midcap Growth Index (as of December 31, 2004, $631 million to $34.5 billion in market capitalization). The Fund may also invest in larger firms and firms with a market capitalization below the ranges of those indices. However, the Fund will not automatically sell or cease to purchase stock of a company it owned beforehand, solely because the company’s market capitalization exceeds or falls outside of these ranges.

While the Fund invests primarily in common stocks, it also may invest in preferred stocks, warrants, futures, options, government securities, corporate bonds and other debt securities. Up to 5% of its assets may be invested in lower rated bonds commonly known as “junk bonds”. The Fund may invest without limitation in foreign securities.

In pursuing its investment objective, the Fund’s Sub-Adviser has the discretion to purchase some securities that do not meet its normal investment criteria, as described above, when it perceives an unusual opportunity for gain. These special situations might arise when the Fund’s management believes a security could increase in value for a variety of reasons, including a change in management, an extraordinary corporate event, or a temporary imbalance in the supply of or demand for the securities.

Principal Risks:
•	Company Risk

•	Currency Risk

•	Derivatives Risk

•	Foreign Investment Risk

•	Investment Management Risk

•	Market Risk

See “Description of Principal Investment Risks.”
The bar chart and table below do not reflect expenses at the insurance product level, and if they did, the performance shown would have been lower.
     Calendar Year Annual Total Returns
During the period shown above the highest quarterly return was 27.90% for the quarter ended 12/31/98 and the lowest was (19.16)% for the quarter ended 9/30/02.
T. Rowe Price Associates, Inc. became Sub-Adviser of the Fund on April 1, 1998. Performance before that date is based on the performance of the Fund’s previous Sub-Adviser.
Performance Table
Average Annual Total Returns

(for the periods ending	Past	Past	Since Inception
December 31, 2004)	One Year	Five Years	(April 28, 1995)

Fund Shares	18.62%	6.53%	13.47%

Russell Midcap Index*	20.23%	7.60%	13.66%

*	The Russell Midcap Index measures the performance of the 800 smallest companies in the Russell 1000 ® Index, which represent approximately 25% of the total market capitalization of the Russell 1000 Index. The Russell 1000 ® Index measures the performance of the 1,000 largest companies in the Russell 3000 Index which represents approximately 92% of the total market capitalization of the Russell 3000 Index. The Russell 3000 Index represents approximately 98% of the total U.S. investable equity market.
Allmerica Investment Trust

Objectives, Strategies and Risks
     Select Value Opportunity Fund
Sub-Adviser: Cramer Rosenthal McGlynn, LLC
Investment Objective: The Fund seeks long-term growth of capital by investing primarily in a diversified portfolio of common stocks of small and mid-size companies, whose securities at the time of purchase are considered by the Sub-Adviser to be undervalued.
Principal Investment Strategies: The Fund’s Sub-Adviser attempts to find stocks that are attractively valued relative to their future prospects and the market as a whole. The most promising opportunities can be found in companies that are temporarily out of favor or when most analysts are confused about changes taking place at a company. In these situations, the company’s stock is often undervalued.

The Fund invests primarily in companies with market capitalizations between $400 million and $6 billion, at purchase. The Fund normally invests at least 80% of the portfolio in common stocks and may invest in other equity securities and up to 25% of its assets in foreign securities (not including its investments in American Depositary Receipts or “ADRs”).

Principal Risks:
•	Company Risk

•	Currency Risk

•	Derivatives Risk

•	Foreign Investment Risk

•	Investment Management Risk

•	Liquidity Risk

•	Market Risk

See “Description of Principal Investment Risks.”
The bar chart and table below do not reflect expenses at the insurance product level, and if they did, the performance shown would have been lower.
     Calendar Year Annual Total Returns
During the period shown above the highest quarterly return was 20.50% for the quarter ended 12/31/01 and the lowest was (16.86)% for the quarter ended 9/30/99.
Cramer Rosenthal McGlynn, LLC became Sub-Adviser of the Fund on January 1, 1997. Performance before that date is based on the performance of the Fund’s previous Sub-Adviser.
Performance Table
Average Annual Total Returns

(for the periods ending	Past	Past	Past
December 31, 2004)	One Year	Five Year	Ten Years

Fund Shares	19.35%	15.23%	14.38%

Russell 2500 Value Index*	21.57%	16.04%	16.02%

*	The Russell 2500 Value Index is a capitalization weighted index, measuring the performance of companies in the Russell 2500 Index (an unmanaged composite of 2,500 small-to-mid capitalization stocks) with both lower price-to-book ratios and forecasted growth values.
Allmerica Investment Trust

Objectives, Strategies and Risks
     Select International Equity Fund
Sub-Advisers: Grantham, Mayo, Van Otterloo & Co. LLC and J.P. Morgan
Investment Objective: The Fund seeks maximum long-term total return (capital appreciation and income) primarily by investing in common stocks of established non-U.S. companies.
Principal Investment Strategies: Under normal market conditions, at least 80% of the Fund’s net assets (plus any borrowings for investment purposes) will be invested in the equity securities of various companies located in foreign countries (which may vary from time to time), including foreign subsidiaries of United States companies. To pursue its objective, the Fund takes a multi-manager approach whereby two Sub-Advisers independently manage their own portion of the Fund’s assets. The Sub-Advisers each manage approximately one-half of the Fund’s assets, however, the Manager may change the allocation of the Fund’s assets between the two Sub-Advisers. The Fund may invest up to 10% of its net assets in emerging markets securities. The Fund may also buy fixed-income debt securities, primarily for defensive purposes, representing up to 20% of its net assets.

Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) uses an investment strategy that generally reflects a significant bias for value stocks over growth stocks. GMO uses proprietary research and multiple quantitative models to evaluate and select stocks, countries and currencies based on several factors, including but not limited to:
•	Stocks — valuation, quality of management, and improving fundamentals;

•	Countries — stock market valuation, positive GDP trends, positive market sentiment, and industrial competitiveness; and

•	Currencies — export and producer price parity, balance of payments and interest rate differential.

These models and factors may change over time.

J.P. Morgan Investment Management Inc. (“J.P. Morgan”) takes a more growth-oriented approach to investing and seeks companies the stock prices of which do not reflect their long-term earnings potential. J.P. Morgan uses a bottom up investment strategy that combines local market insight with global sector comparisons. The process begins with stock rankings at the local level where stocks are evaluated based on business, financial, management and valuation factors. A team of portfolio managers then selects stocks for the portfolio using global sector analysts’ recommendations.

Principal Risks:
•	Company Risk

•	Currency Risk

•	Derivatives Risk

•	Foreign Investment Risk

•	Investment Management Risk

•	Market Risk

See “Description of Principal Investment Risks.”
The bar chart and table below do not reflect expenses at the insurance product level, and if they did, the performance shown would have been lower.
     Calendar Year Annual Total Returns
During the period shown above the highest quarterly return was 20.89% for the quarter ended 12/31/99 and the lowest was (21.48)% for the quarter ended 9/30/02.
GMO and J.P. Morgan became Sub-Advisers of this Fund on October 1, 2004. Performance before that date is based on the performance of the Fund’s previous Sub-Adviser.
Performance Table
Average Annual Total Returns

(for the periods ending	Past	Past	Past
December 31, 2004)	One Year	Five Years	Ten Years

Fund Shares	14.47%	(3.37)%	7.03%

Morgan Stanley Capital Intl. EAFE Index*	20.70%	(0.80)%	5.94%

*	The Morgan Stanley Capital International EAFE (Europe, Australia, Far East) Index is an unmanaged capitalization weighted index of foreign developed country common stocks.
Allmerica Investment Trust

Objectives, Strategies and Risks
     Select Growth Fund
Sub-Advisers: GE Asset Management Incorporated and Jennison Associates LLC

Investment Objective: The Fund seeks to achieve long-term growth of capital by investing in a diversified portfolio consisting primarily of common stocks selected on the basis of their long-term growth potential.

Principal Investment Strategies: To attain its objective, the Fund takes a multi-manager approach whereby two Sub-Advisers independently manage their own portions of the Fund’s assets. The portion of the Fund managed by GE Asset Management Incorporated (“GEAM”) invests primarily in 30 to 40 large- and medium-sized companies that GEAM believes have above-average growth histories and/or growth potential. GEAM selects common stocks from a number of industries based on its views of the merits of individual companies. GEAM seeks to identify stocks of companies with characteristics such as above-average annual growth rates, financial strength and leadership in their respective industries. Jennison Associates LLC looks for common stocks of predominantly mid- to large-sized companies that it believes are poised to achieve and maintain superior earnings growth. Both Sub-Advisers will use a fundamental bottom-up approach to selecting stocks for the Fund. The Sub-Advisers each manage approximately one-half of the Fund’s assets. At any point, however, the Manager may change the allocation of the Fund’s assets between the two Sub-Advisers on a basis determined by the Manager to be in the best interest of shareholders. This means that the portion of assets managed by one Sub-Adviser could be significantly larger than that managed by the other and that the difference between such proportions could change from time to time.

At least 80% of the Fund’s net assets normally will consist of common stocks. The Fund also may purchase convertible bonds and preferred stocks and warrants. The Fund normally invests substantially all of its investments in equity securities, although it may invest up to 20% in debt securities including up to 15% in “junk bonds”. The Fund may invest up to 25% of its assets in foreign securities (not including its investments in ADRs).

Principal Risks:
•	Company Risk

•	Credit Risk

•	Derivatives Risk

•	Risk of Investing in a Limited Number of Issuers

•	Investment Management Risk

•	Market Risk

See “Description of Principal Investment Risks.”
The bar chart and table below do not reflect expenses at the insurance product level, and if they did, the performance shown would have been lower.
     Calendar Year Annual Total Returns
During the period shown above the highest quarterly return was 25.02% for the quarter ended 12/31/98 and the lowest was (20.19)% for the quarter ended 3/31/01.
GE Asset Management Incorporated became a Sub-Adviser of the Fund on April 30, 2004. Jennison Associates LLC became a Sub-Adviser of the Fund effective April 18, 2003. Performance before these dates is based on the Fund’s previous Sub-Advisers.
Performance Table
Annual Total Returns Average

(for the periods ending	Past	Past	Past
December 31, 2004)	One Year	Five Years	Ten Years

Fund Shares	7.44%	(9.47)%	8.10%

Russell 1000 Growth Index*	6.30%	(9.29)%	9.59%

*	The Russell 1000 Growth Index measures the performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values. The Russell 1000 ® Index measures the performance of the 1,000 largest companies in the Russell 3000 ® Index.
Allmerica Investment Trust

Objectives, Strategies and Risks
     Core Equity Fund
Sub-Advisers: UBS Global Asset Management (Americas) Inc. and Goldman Sachs Asset Management, L.P.

Investment Objective: The Fund seeks to achieve long-term growth of capital through investments primarily in common stocks and securities convertible into common stocks that are believed to represent significant underlying value in relation to current market prices. Realization of current income, if any, is incidental to this objective.

Principal Investment Strategies: To pursue this goal, the Fund takes a multi-manager approach whereby two Sub-Advisers independently manage their own portion of the Fund’s assets. UBS Global Asset Management (Americas) Inc. (“UBS Global AM”) takes a more value-oriented approach to investing whereby it looks for common stocks of large companies that it believes are selling at prices that UBS Global AM believes to be lower than their intrinsic values. Goldman Sachs Asset Management, L.P. takes a more growth-oriented approach to investing whereby it generally will target well-established large companies strategically positioned for consistent long-term growth. Both Sub-Advisers will use a fundamental bottom-up approach to selecting stocks for the Fund.

Each Sub-Adviser will initially manage approximately one-half of the Fund assets. At any point, however, the Manager may change the allocation of the Fund’s assets between the two Sub-Advisers on a basis determined by the Manager to be in the best interest of shareholders. This means that the portion of assets managed by one Sub-Adviser could be significantly larger than that managed by the other and that the difference between such proportions could change from time to time.

The Fund normally will invest substantially all of its assets in equity-type securities, including common stocks, warrants, preferred stocks and debt securities convertible into common stock and eligible real estate securities including real estate investment trusts (“REIT’s”). Under normal circumstances, the Fund will invest at least 80% of its net assets (plus any borrowings for investment purposes) in these securities. The Fund may invest up to 25% of its assets in foreign securities (not including its investments in ADRs). In addition, the Fund may invest up to 10% of its total assets (excluding securities lending collateral) in lower rated bonds, commonly known as “junk bonds”, as further discussed in “Description of Principal Investment Risks.”

Principal Risks:
•	Company Risk

•	Credit Risk

•	Currency Risk

•	Derivatives Risk

•	Foreign Investment Risk

•	Investment Management Risk

•	Liquidity Risk

•	Market Risk

See “Description of Principal Investment Risks.”
The bar chart and table below do not reflect expenses at the insurance product level, and if they did, the performance shown would have been lower.
Calendar Year Annual Total Returns
During the period shown above the highest quarterly return was 21.48% for the quarter ended 12/31/98 and the lowest was (17.19)% for the quarter ended 9/30/02.
UBS Global AM and Goldman Sachs Asset Management, L.P. became Sub-Advisers of the Fund effective May 1, 2002. Performance before that date is based on the performance of the Fund’s previous Sub-Adviser.
Performance Table
Average Annual Total Returns

(for the periods ending	Past	Past	Past
December 31, 2004)	One Year	Five Years	Ten Years

Fund Shares	10.41%	(4.09)%	9.60%

Russell 1000 Index*	11.39%	(1.76)%	12.16%

*	The Russell 1000 ® Index measures performance of the 1,000 largest companies in the Russell 3000 ® Index, which represents approximately 92% of the total market capitalization of the Russell 3000 ® Index. The Russell 3000 ® Index represents the largest U.S. companies based on total market capitalization, which represents approximately 98% of the investable U.S. equity market.
Allmerica Investment Trust

Objectives, Strategies and Risks
     Equity Index Fund
Sub-Adviser: Opus Investment Management, Inc.

Investment Objective: The Fund seeks to achieve investment results that correspond to the aggregate price and yield performance of a representative selection of common stocks that are publicly traded in the United States.

Principal Investment Strategies: The Fund tries to achieve its objective by attempting to replicate the aggregate price and yield performance of the S&P 500 Index. Because of its policy of tracking the S&P 500 Index, the Fund does not follow traditional methods of active investment management, which involve buying and selling securities based upon analysis of economic and market factors. The method used to select investments for the Fund involves investing in common stocks in approximately the order of their weightings in the S&P 500 Index. Under normal circumstances, the Fund will hold equity securities of approximately 500 different companies included in the S&P 500 Index and will invest at least 80% of its net assets (plus any borrowings for investment purposes) in equity type securities. The Fund will incur expenses that are not reflected in the performance results of the S&P 500 Index. Therefore, the return of the Fund may be lower than the return of the S&P 500 Index. These factors, among others, may result in “tracking error”, which is a measure of the degree to which the Fund’s results differ from the results of the S&P 500 Index.

Principal Risks:
•	Company Risk

•	Derivatives Risk

•	Market Risk

See “Description of Principal Investment Risks.”
The bar chart and table below do not reflect expenses at the insurance product level, and if they did, the performance shown would have been lower.
     Calendar Year Annual Total Returns
During the period shown above the highest quarterly return was 21.41% for the quarter ended 12/31/98 and the lowest was (17.18)% for the quarter ended 9/30/02.
Performance Table
Average Annual Total Returns

(for the periods ending	Past	Past	Past
December 31, 2004)	One Year	Five Years	Ten Years

Fund Shares	10.32%	(2.57)%	11.58%

S&P500 Index*	10.87%	(2.30)%	12.07%

*	The S&P 500 Index ® is an unmanaged index of 500 leading stocks. S&P 500 ® Index is a registered trademark of McGraw-Hill Companies, Inc.
Allmerica Investment Trust

Objectives, Strategies and Risks
     Select Investment Grade Income Fund
Sub-Adviser: Opus Investment Management, Inc.

Investment Objective: The Fund seeks as high a level of total return, which includes capital appreciation as well as income, as is consistent with prudent investment management.

Principal Investment Strategies: To achieve its goal, the Fund invests in investment grade debt securities and money market instruments such as bonds and other corporate debt obligations; obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, or money market instruments, including commercial paper, bankers acceptances and negotiable certificates of deposit. Under normal circumstances, it is anticipated that the Fund will invest 100% of its net assets (plus any borrowings for investment purposes) in investment grade securities. The Fund also may invest in mortgage-backed and asset-backed securities. The Fund may invest up to 20% of its assets in foreign securities (not including its investments in ADRs) and up to 25% of its assets in debt obligations of supranational entities.

Investment grade securities are rated in the four highest grades by Moody’s Investors Service, Inc. or Standard & Poor’s or unrated but determined by the Sub-Adviser to be of comparable quality. For more information about rating categories, see the Appendix to the Statement of Additional Information (“SAI”). The Fund may invest in securities with relatively long maturities as well as securities with shorter maturities.

The Sub-Adviser actively manages the portfolio with a view to producing a high level of total return for the Fund while avoiding undue risks to capital. The Sub-Adviser attempts to anticipate events leading to price or ratings changes through using in-depth fundamental credit research.

Principal Risks:
•	Company Risk

•	Credit Risk

•	Interest Rate Risk

•	Investment Management Risk

•	Liquidity Risk

•	Government Support Risk

•	Market Risk

•	Prepayment Risk

See “Description of Principal Investment Risks.”
The bar chart and table below do not reflect expenses at the insurance product level, and if they did, the performance shown would have been lower.
     Calendar Year Annual Total Returns
During the period shown above the highest quarterly return was 6.02% for the quarter ended 6/30/95 and the lowest was (2.44)% for the quarter ended 6/30/04.
Performance Table
Average Annual Total Returns

(for the periods ending	Past	Past	Past
December 31, 2004)	One Year	Five Years	Ten Years

Fund Shares	3.98%	6.70%	7.04%

Lehman Brothers Aggregate Bond Index*	4.34%	7.71%	7.72%

*	The Lehman Brothers Aggregate Bond Index ® is an unmanaged index of all fixed rate debt issues with an investment grade or higher rating, at least one year to maturity and an outstanding par value of at least $250 million.
Allmerica Investment Trust

Objectives, Strategies and Risks
     Government Bond Fund
Sub-Adviser: Opus Investment Management, Inc.

Investment Objective: The Fund seeks high income, preservation of capital, and maintenance of liquidity primarily through investments in debt instruments issued or guaranteed by the U.S. Government or its agencies or instrumentalities (“U.S. Government securities”) and in related options, futures, and repurchase agreements.

Under normal conditions, at least 80% of the Fund’s net assets (plus any borrowings for investment purposes) will be invested in U.S. Government securities.

Principal Investment Strategies: To pursue its objective, the Fund invests in U.S. Government securities that are backed by the full faith and credit of the U.S. government, such as Treasury securities and Government National Mortgage Association (“Ginnie Mae”) mortgage-backed securities, as well as U.S. Government securities that are backed by only the credit of a federal agency or government-sponsored entity, such as Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”) mortgage-backed securities. The Fund also may invest in other mortgage-backed government securities, other instruments secured by U.S. Government securities, asset-backed securities and separately-traded principal and interest components of U.S. Treasury securities. The Fund may invest up to 20% of its assets in debt obligations of supranational entities.

The Sub-Adviser selects securities for the portfolio with a view to producing a high level of current income while avoiding undue risks to capital. The Fund may invest in securities with relatively long maturities as well as securities with shorter maturities.

Principal Risks:
•	Credit Risk

•	Interest Rate Risk

•	Investment Management Risk

•	Government Support Risk

•	Market Risk

•	Prepayment Risk

See “Description of Principal Investment Risks.”
The bar chart and table below do not reflect expenses at the insurance product level, and if they did, the performance shown would have been lower.
     Calendar Year Annual Total Returns
During the period shown above the highest quarterly return was 4.87% for the quarter ended 9/30/01 and the lowest was (2.63)% for the quarter ended 6/30/04.
Performance Table
Average Annual Total Returns

(for the periods ending	Past	Past	Past
December 31, 2004)	One Year	Five Years	Ten Years

Fund Shares	2.12%	6.08%	6.15%

Lehman Brothers Intermediate Government Bond Index*	2.31%	6.56%	6.75%

*	The Lehman Brothers Intermediate Government Bond Index ® is an unmanaged index of U.S. Government and Agency bonds with remaining maturities of one to ten years.
Allmerica Investment Trust

Objectives, Strategies and Risks
     Money Market Fund
Sub-Adviser: Opus Investment Management, Inc.

Investment Objective: The Fund seeks to obtain maximum current income consistent with preservation of capital and liquidity.

Principal Investment Strategies: The Fund seeks to achieve its objective by investing in high quality money market instruments such as obligations issued or guaranteed by the United States Government, its agencies, or instrumentalities; commercial paper; obligations of banks or savings and loan associations including bankers acceptances and certificates of deposit; repurchase agreements and cash and cash equivalents. The Fund may invest up to 25% of its assets in U.S. dollar denominated foreign debt securities and short-term instruments (not including investments in ADRs).

Any security purchased for the Fund must receive the highest or second highest quality rating by at least two recognized rating agencies or by one if only one has rated the security. If the security is unrated, the security must be viewed by the Sub-Adviser as having comparable quality. Portfolio securities will have a remaining maturity of 397 days or less and the portfolio is managed to maintain a dollar-weighted maturity of 90 days or less.

The Fund attempts to maintain a constant net asset value of $1.00 per share but it may not be able to do so due to adverse market conditions or other factors and it is possible for investors to lose money by investing in the Fund. An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Principal Risks:
•	Credit Risk

•	Government Support Risk

•	Interest Rate Risk

•	Investment Management Risk

•	Market Risk

See “Description of Principal Investment Risks.”
The bar chart and table below do not reflect expenses at the insurance product level, and if they did, the performance shown would have been lower.
Calendar Year Annual Total Returns
During the period shown above the highest quarterly return was 1.63% for the quarter ended 12/31/00 and the lowest was 0.16% for the quarter ended 6/30/04.
Performance Table
Average Annual Total Returns

(for the periods-ending	Past	Past	Past
December 31, 2004)	One Year	Five Years	Ten Years

Fund Shares	0.91%	2.79%	4.12%

iMoneyNet, Inc.’s Money Funds Report Averages: 1st Tier Taxable*	0.66%	2.30%	3.63%

*	iMoneyNet, Inc. is an independent firm that tracks regulated money market funds on a yield, shareholder, assets size and portfolio allocation basis.
The Fund’s 7-day yield ending December 31, 2004 was 1.64%.
Allmerica Investment Trust

Expense Summary
Expenses are one of several factors to consider when investing in a Fund. Expenses shown are based on expenses incurred in respect of shares of the Funds for the 2004 fiscal year. The Example shows the cumulative expenses attributable to a hypothetical $10,000 investment in each Fund over specified periods.
Fees and Expenses of the Funds
This table describes the fees and expenses that you may pay if you invest in the Funds. Please note that the expenses listed below do not include the expenses of the applicable variable insurance product that you are purchasing. You should refer to the variable insurance product prospectus for more information relating to the fees and expenses of that product, which are in addition to the expenses of the Funds.

	Annual Fund Operating Expenses
	(expenses deducted from Fund assets)
						Total Annual
	Shareholder Fees					Fund
	(fees paid directly	Management		Distribution	Other	Operating
	from your investment)	Fees		(12b-1) Fees*	Expenses	Expenses

Select Capital Appreciation Fund	N/A	0.92%		0.15%	0.08%	1.15	%(1),(2)

Select Value Opportunity Fund	N/A	0.88	%(1)	0.15%	0.07%	1.10	%(1),(2)

Select International Equity Fund	N/A	0.92%		0.15%	0.15%	1.22	%(1),(2)

Select Growth Fund	N/A	0.82	%(1)	0.15%	0.08%	1.05	%(1),(2)

Core Equity Fund	N/A	0.58%		0.15%	0.08%	0.81	%(1),(2)

Equity Index Fund	N/A	0.28%		0.15%	0.09%	0.52	%(1),(2)

Select Investment Grade Income Fund	N/A	0.42%		0.15%	0.07%	0.64	%(1)

Government Bond Fund	N/A	0.50%		0.15%	0.08%	0.73	%(1)

Money Market Fund	N/A	0.32%		0.15%	0.05%	0.52	%(1)

*	Each Fund has adopted a Plan of Distribution and Service under Rule 12b-1 of the Investment Company Act of 1940 (“12b-1 Plan”) that permits each Fund to pay fees to support the distribution of the Fund’s shares and certain maintenance services and other services for investment accounts. The 12b-1 Plan authorizes payment of a distribution and service fee at an annual rate of up to 0.25 percent of a Fund’s average daily net assets. The 12b-1 Plan has been implemented for each Fund at an initial annual rate of 0.15 percent of average daily net assets.

(1)	Through December 31, 2005, Allmerica Financial Investment Management Services, Inc. (the “Manager”) has agreed to a voluntary expense limitation of 1.35% of average daily net assets for the Select Capital Appreciation Fund, 1.25% for the Select Value Opportunity Fund, 1.50% for the Select International Equity Fund, 1.20%, each, for the Select Growth Fund and the Core Equity Fund, 1.00%, each, for the Select Investment Grade Income Fund and the Government Bond Fund, and 0.60%, each, for the Equity Index Fund and the Money Market Fund. The total operating expenses of these Funds of the Trust were less than their respective expense limitations throughout fiscal year 2004.
Through December 31, 2005, the Select Value Opportunity Fund’s management fee rate has been voluntarily limited to an annual rate of 0.90% of average daily net assets. The management fee rate for this Fund was less than its respective management fee limitation throughout fiscal year 2004.
Through December 31, 2005, the Manager has voluntarily agreed to waive that portion of the management fee of the Select Growth Fund to the extent that the amount of the sub-adviser fee paid to GE Asset Management Incorporated, a co-sub-adviser of the Fund, is less than the amount that would have been paid to Putnam Investment Management, LLC, a former co-Sub-Adviser of the Fund. Had this amount been treated as a waiver of management fees, the management fees and the total annual fund operating expenses for this Fund would have been 0.79% and 1.02%, respectively.
The declaration of a voluntary management fee or expense limitation in any year does not bind the Manager to declare future expense limitations with respect to these Funds. These limitations may be terminated at any time.
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(2) These Funds have entered into agreements with brokers whereby brokers rebate a portion of commissions. Had these amounts been treated as reductions of expenses, the total annual fund operating expense ratios would have been 1.14% for the Select Capital Appreciation Fund, 1.04% for the Select Value Opportunity Fund, 1.21% for the Select International Equity Fund, 1.00% (including the management fee waiver) for the Select Growth Fund, 0.79% for the Core Equity Fund and 0.50% for the Equity Index Fund.

Example
This Example is intended to help you compare the cost of investing in a Fund with the cost of investing in other mutual funds.
The Example assumes that you invest $10,000 in a Fund for the time periods indicated and then redeem all of your shares at the end of those periods. Please note that the Example does not reflect the expenses of the applicable variable insurance product that you are purchasing. You should refer to the applicable variable insurance product prospectus for more information on these expenses, which are in addition to the expenses of the Funds. The Example also assumes that your investment earns a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

Fund	1 Year	3 Years	5 Years	10 Years

Select Capital Appreciation Fund	$118	$367	$636	$1,404
Select Value Opportunity Fund	$113	$352	$609	$1,346
Select International Equity Fund	$125	$389	$674	$1,484
Select Growth Fund	$108	$336	$582	$1,288
Core Equity Fund	$83	$260	$451	$1,005
Equity Index Fund	$53	$167	$291	$654
Select Investment Grade Income Fund	$66	$205	$358	$800
Government Bond Fund	$75	$234	$407	$909
Money Market Fund	$53	$167	$291	$654
Allmerica Investment Trust

Description of Principal Investment Risks
The following is a summary of the principal risks of investing in a Fund and the factors likely to cause the value of your investment in the Fund to decline. The principal risks applicable to each Fund are identified under “Fund Summaries”. There are also many factors that could cause the value of your investment in a Fund to decline which are not described here. It is important to remember that there is no guarantee that the Funds will achieve their investment objectives, and an investor in any of the Funds could lose money.
Company Risk
A Fund’s equity and fixed income investments in a company often fluctuate based on:
•	the firm’s actual and anticipated earnings,

•	changes in management, product offerings and overall financial strength and

•	the potential for takeovers and acquisitions.
This is due to the fact that prices of securities react to the fiscal and business conditions of the company that issued the securities. Factors affecting a company’s particular industry, such as increased production costs, also may affect the value of its securities.
The stocks of mid-cap companies entail greater risk and are usually more volatile than shares of larger companies. Smaller companies with market capitalizations of less than $1 billion or so are more likely than larger companies to have limited products lines or smaller markets for their goods and services. Small company stocks may not trade very actively, and their prices may fluctuate more than stocks of other companies as a result of lower liquidity. They may depend on a small or inexperienced management group. Stocks of smaller companies also may be more vulnerable to negative changes than stocks of larger companies.
Credit Risk
Credit risk is the risk that the issuer of a fixed income security will not be able to pay principal and interest when due. There are different levels of credit risk. Funds that invest in lower-rated securities have higher levels of credit risk. Lower-rated or unrated securities of equivalent quality, generally known as “junk bonds”, have very high levels of credit risk. “Junk bonds” are considered to be speculative in their capacity to pay interest and repay principal. The price of a fixed income security can be expected to fall if the issuer defaults on its obligation to pay principal or interest, the rating agencies downgrade the issuer’s credit rating or there is negative news that affects the market’s perception of the issuer’s credit risk.
Currency Risk
This is the risk that the value of a Fund’s investments may decline due to fluctuations in exchange rates between the U.S. dollar and foreign currencies. Funds that invest in securities denominated in or are receiving revenues in foreign currencies are subject to currency risk. There is often a greater risk of currency fluctuations and devaluations in emerging markets countries.
Derivatives Risk
A Fund may use derivatives to hedge against an opposite position that the Fund also holds. While hedging can reduce or eliminate losses, it can also reduce or eliminate gains. When a Fund uses derivatives to hedge, it takes the risk that changes in the value of the derivative will not match those of the asset being hedged. Incomplete correlation can result in unanticipated losses. A Fund may also use derivatives as an investment vehicle to gain market exposure. Gains or losses from derivative investments may be substantially greater than the derivative’s original cost. When a Fund uses derivatives, it is also subject to the risk that the other party to the agreement will not be able to perform. Additional risks associated with derivatives include mispricing and improper valuation.
Risk of Investing in a Limited Number of Issuers
A Fund may invest in securities of a limited number of issuers to achieve a potentially greater investment return than a fund that invests in a larger number of issuers. As a result, price movements of a single issuer’s securities will have a greater
Allmerica Investment Trust

impact on such Fund’s net asset value causing it to fluctuate more than that of a more widely diversified fund.
Foreign Investment Risk
Investing in foreign securities involves risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuers and markets are subject. These risks may include the seizure by the government of company assets, excessive taxation, withholding taxes on dividends and interest, limitations on the use or transfer of portfolio assets, and political or social instability. In the event of nationalization, expropriation or other confiscation, a Fund could lose its entire investment. Funds investing in foreign securities may experience rapid changes in value. One reason for this volatility is that the securities markets of many foreign countries are relatively small, with a limited number of companies representing a small number of industries. Enforcing legal rights may be difficult, costly and slow in foreign countries. Also, foreign companies may not be subject to governmental supervision or accounting standards comparable to those applicable to U.S. companies, and there may be less public information about their operations. Investments in emerging markets securities involve all of the risks of investments in foreign securities, and also involve additional risks, such as higher levels of volatility than are present in the markets of developed countries.
Interest Rate Risk
When interest rates rise, the prices of fixed income securities in a Fund’s portfolio will generally fall. Conversely, when interest rates fall, the prices of fixed income securities in the Fund’s portfolio will generally rise. Even Funds that invest in the highest quality debt securities are subject to interest rate risk. Interest rate risk usually will affect the price of a fixed income security more if the security has a longer maturity because changes in interest rates are increasingly difficult to predict over longer periods of time. Fixed income securities with longer maturities will therefore be more volatile than other fixed income securities with shorter maturities.
Investment Management Risk
Investment management risk is the risk that a Fund does not achieve its investment objective, even though the Sub-Adviser uses various investment strategies and techniques.
Government Support Risk
Some securities issued by U.S. Government-sponsored agencies may not be supported by the full faith and credit of the U.S. Treasury. Examples of such securities are those issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Banks (“FHLBS”). No assurances can be given that the U.S. Treasury would provide financial support to U.S. Government-sponsored instrumentalities if it is not obligated to do so. Some U.S. Government securities such as Treasury bills, notes and bonds and Government National Mortgage Association (“Ginnie Mac”) mortgage backed securities are backed by the full faith and credit of the United States. Other U.S. Government securities are supported by (i) the right of the issuer to borrow from the U.S. Treasury, (ii) discretionary authority of the U.S. Government to purchase the obligations of the agency or instrumentality, or (iii) only the credit of the instrumentality itself.
Liquidity Risk
This is the risk that a Fund will not be able to sell a security at a reasonable price because there are too few people who actively buy and sell, or trade, that security on a regular basis. Liquidity risk increases for Funds investing in foreign investments (especially emerging markets securities), smaller companies, lower credit quality bonds (also called “junk bonds”), restricted securities, over-the-counter securities and derivatives.
Market Risk
This is the risk that the price of a security held by a Fund will fall due to changing economic, political or market conditions or to factors affecting investor psychology.
Prepayment Risk
While mortgage-backed securities may have a stated maturity, their expected maturities may vary when interest rates rise or fall. When interest rates fall, homeowners are more likely to prepay their mortgage loans which may result in an unforeseen loss of future interest income to a Fund. Also, because prepayments increase when interest rates fall, the prices of mortgage-backed securities do not increase as much as other fixed income securities when interest rates fall.
Allmerica Investment Trust

Other Investment Strategies
The Fund Summaries starting on page 3 describe the investment objective and the principal investment strategies and risks of each Fund. The Funds may at times use the following investment strategies, some of which are principal investment strategies, as noted under the principal investment strategy section for each Fund under the section entitled, “Objectives, Strategies and Risks”. Attached as an Appendix is a chart with a listing of various investment techniques and strategies that the Sub-Advisers of the Funds may utilize. In addition, the Statement of Additional Information contains more detailed descriptions of these and other available strategies. A Fund may decide that it is in the best interests of shareholders to make changes to its investment objective and strategies described in this Prospectus. These investment objectives and strategies may be changed with the approval of the Board of Trustees, but without shareholder approval.
Derivative Investments (applicable to each Fund except the Money Market Fund). Instead of investing directly in the types of portfolio securities described in the Summary, each Fund, except the Money Market Fund, may buy or sell a variety of “derivative” investments to gain exposure to particular securities or markets. Derivatives are financial contracts whose value depends on, or is derived from, the value of an underlying asset, reference rate or index. A Fund’s Sub-Adviser will sometimes use derivatives as part of a strategy designed to reduce other risks and sometimes will use derivatives to enhance returns, which increases opportunities for gain but also involves greater risk.
Foreign Investments (applicable to each Fund except the Government Bond Fund). Each Fund, except the Government Bond Fund, may invest all or a substantial part of its portfolio in securities of companies that are located or primarily doing business in a foreign country. A company is considered to be located in a foreign country if it is organized under the laws of, or has a principal office in, that country. A company is considered as primarily doing business in a country if (i) the company derives at least 50% of its gross revenues or profits from either goods or services produced or sold in the country or (ii) at least 50% of the company’s assets are situated in the country. A Fund may invest in foreign securities either directly or indirectly through the use of depositary receipts, such as ADRs. Depositary receipts are generally issued by banks or trust companies and evidence ownership of underlying foreign securities. An ADR may be sponsored by the issuer of the underlying foreign security or it may be issued in unsponsored form. The holder of a sponsored ADR is likely to receive more frequent and extensive financial disclosure concerning the foreign issuer than the holder of an unsponsored ADR and generally will bear lower transaction charges. The Select Capital Appreciation Fund and Select International Equity Fund may also purchase foreign securities through European Depositary Receipts and Global Depositary Receipts.
High Yield Securities (applicable to the Select Capital Appreciation Fund, Select Growth Fund and Core Equity Fund). The Select Capital Appreciation Fund, Select Growth Fund and Core Equity Fund may purchase corporate debt securities which are high yield securities, or “junk bonds” (rated at the time of purchase BB or lower by Moody’s Investors Service, Inc. or Standard & Poor’s, or equivalently rated by another rating agency, or unrated but believed by the Sub-Adviser to have similar quality.) These securities are considered to be speculative in their capacity to pay interest and repay principal.
Lending of Securities (applicable to all Funds). To realize additional income, the Funds may lend portfolio securities to broker-dealers or financial institutions in an amount up to 33 1/3% of a Fund’s total assets. While any such loan is outstanding, a Fund will continue to receive amounts equal to the interest or dividends paid by the issuer on the securities, as
Allmerica Investment Trust

well as interest (less any rebates to be paid to the borrower) on the investment of the collateral or a fee from the borrower. Each Fund will have the right to call each loan and obtain the securities. Lending portfolio securities involves possible delays in receiving additional collateral or in the recovery of the securities or possible loss of rights in the collateral.
Restricted Securities (applicable to all Funds). The Funds may purchase securities that are not registered under Federal securities law (“restricted securities”), but can be offered and sold to certain “qualified institutional buyers.” None of the Funds will invest more than 15% (10% for the Money Market Fund) of its net assets in restricted securities (and securities deemed to be illiquid). These limits do not apply if the Board of Trustees determines that the restricted securities are liquid. The Board of Trustees has adopted guidelines and delegated to the Manager the daily function of determining and monitoring the liquidity of restricted securities. The Board, however, retains sufficient oversight of the Manager and is ultimately responsible for its determinations. This investment practice could increase the level of illiquidity in a Fund if buyers lose interest in restricted securities. As a result, a Fund might not be able to sell these securities when its Sub-Adviser wants to sell, or might have to sell them at less than fair value. In addition, market quotations for these securities are less readily available.
Temporary Defensive Strategies. At times, a Sub-Adviser may determine that market conditions make it desirable temporarily to suspend a Fund’s normal investment activities. At such times, the Fund may temporarily invest in a variety of lower-risk securities, such as U.S. Government and other high quality bonds and short-term debt obligations. Such strategies attempt to reduce changes in the value of the Fund’s shares. The Fund may not achieve its investment objective while these strategies are in effect.
Frequent Trading. Certain Funds from time to time may engage in active and frequent trading to achieve their investment objective. Frequent trading increases transaction costs, which could detract from the Fund’s performance.
Allmerica Investment Trust

Management of the Funds
The Trust is governed by a Board of Trustees. Allmerica Financial Investment Management Services, Inc. is the investment Manager of the Trust responsible for managing the Trust’s day-to-day business affairs. The Manager is located at 440 Lincoln Street, Worcester, MA 01653. The Manager has been managing mutual funds since 1985. Sub-Advisers have been hired to manage the investments of the Funds. The Trust and Manager have obtained an order of exemption from the Securities and Exchange Commission that permits the Manager to enter into and materially amend sub-advisory agreements with non-affiliated Sub-Advisers without obtaining shareholder approval. The Manager has ultimate responsibility to oversee Sub-Advisers. The Manager has the ability, subject to approval by the Trustees, to hire and terminate Sub-Advisers and to change materially the terms of the Sub-Adviser Agreements, including the compensation paid to the Sub-Advisers. The Sub-Advisers have been selected by the Manager and Trustees with the help of CRA RogersCasey, Inc., a pension consulting firm. The fees earned by each Sub-Adviser and CRA RogersCasey are paid by the Manager. The performance by the Sub-Advisers is reviewed quarterly by a committee of the Board of Trustees, with assistance from CRA RogersCasey.
The following table provides information about each Fund’s Sub-Adviser(s):

Fund Name,
Sub-Adviser Name and Address	Experience
Select Capital Appreciation Fund T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	Manages with its affiliates assets totaling $235.2 billion as of December 31, 2004 for over eight million individual and institutional investor accounts. Founded in 1937.

Select Value Opportunity Fund Cramer Rosenthal McGlynn, LLC 520 Madison Avenue, 32nd Floor New York, NY 10022	Established in 1973. Over $6.75 billion in assets under management as of December 31, 2004. Provides investment advice to mutual funds, individual trusts, and institutional community representing corporate pension funds, public funds, educational, community, religious and private endowments and foundations.

Select International Equity Fund Grantham, Mayo, Van Otterloo & Co. LLC 49 Rowes Wharf Boston, MA 02110	Founded in 1977. As of December 31, 2004, the firm had approximately $82 billion in assets under management and is a privately-held global investment management firm.

J.P. Morgan Investment Management Inc. 522 Fifth Avenue New York, NY 10036	Founded in 1838. As of December 31, 2004, the firm had approximately $791 billion in assets under management. The firm is an indirect wholly-owned subsidiary of JPMorgan Chase & Co., a publicly-traded company.
Allmerica Investment Trust

Fund Name,
Sub-Adviser Name and Address	Experience
Select Growth Fund GE Asset Management Incorporated 3003 Summer Street P.O. Box 7900 Stamford, CT 06904	As of December 31, 2004, approximately $178 billion in assets under management. Investment manager of employee pension plan and mutual funds since 1920’s.

Jennison Associates LLC 466 Lexington Avenue New York, NY 10017	As of December 31, 2004, managed approximately $64 billion in assets for mutual funds, qualified and non-qualified plans, foundations, endowments and other entities. Founded in 1969, Jennison is a direct, wholly-owned subsidiary of Prudential Investment Management, Inc., which is a direct, wholly-owned subsidiary of Prudential Asset Management Holding Company, which is a direct, wholly-owned subsidiary of Prudential Financial, Inc.

Core Equity Fund UBS Global Asset Management (Americas) Inc. One North Wacker Drive Chicago, IL 60606	Provides investment advisory services to institutional investors, including corporate and public plan sponsors, foundations and endowments, unions, insurance companies, mutual funds and central banks. As of December 31, 2004, had approximately $55.6 billion in assets under management, and is a member of UBS Asset Management business group, which had approximately $483 billion in assets under management as of December 31, 2004.

Goldman Sachs Asset Management, L.P. 32 Old Slip New York, NY 10005	Provides discretionary investment advisory services to institutional investors such as pension funds, endowments, foundations, financial institutions, corporations and governments. Had approximately $422.8 billion in assets under management as of December 31, 2004.

Equity Index Fund Opus Investment Management, Inc. 440 Lincoln Street Worcester, MA 01653	Incorporated in 1993. Had $10.5 billion in assets under management as of December 31, 2004. Serves as investment adviser to investment companies and affiliated insurance company accounts.

Select Investment Grade Income Fund Opus Investment Management, Inc. 440 Lincoln Street Worcester, MA 01653	See Equity Index Fund above

Government Bond Fund Opus Investment Management, Inc. 440 Lincoln Street Worcester, MA 01653	See Equity Index Fund above

Money Market Fund Opus Investment Management, Inc. 440 Lincoln Street Worcester, MA 01653	See Equity Index Fund above
Allmerica Investment Trust

For a sample listing of certain of the Sub-Advisers’ clients, see “Investment Management and Other Services” in the SAI.
The following individuals or groups of individuals are primarily responsible for the day-to-day management of the Funds’ portfolios. The SAI provides additional information about the compensation of the Portfolio Manager(s), other accounts managed by the Portfolio Manager(s), and the ownership of securities in the Fund by the Portfolio Manager(s).

Fund Name and	Name and Title of	Service with	Business
Sub-Adviser Name	Portfolio Manager(s)	Sub-Adviser	Experience
Select Capital Appreciation Fund T. Rowe Price Associates, Inc (“T. Rowe Price”)	Brian W.H. Berghuis, CFA, Vice President	1985 — Present	He has 20 years of experience in equity research and portfolio management. He is Chairman of the investment team for the Fund with responsibility for the day-to-day management of the Fund’s portfolio.

Select Value Opportunity Fund Cramer Rosenthal McGlynn, LLC (“CRM”)	Ronald H. McGlynn, Chairman and CEO	1973 — Present	He joined CRM in 1973, has 33 years of investment experience and oversees all departments at CRM.
	Jay B. Abramson, President and Chief Investment Officer	1985 — Present	He has been with CRM since 1985 and is responsible for portfolio management and investment research.
	Adam L. Starr, Portfolio Manager, Senior Research Analyst	1999 — Present	Prior to joining CRM, Mr. Starr worked as a portfolio manager at Weiss, Peck & Greer, LLC.
	Brendan Hartman, Portfolio Manager, Senior Research Analyst	2001 — Present	Prior to joining CRM, Mr. Hartman was a research analyst at DLJ and Salomon Brothers.

Select International Equity Fund Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”)	Thomas Hancock, Portfolio Manager	1995 — Present	Dr. Hancock has served as portfolio manager for the portion of the Fund managed by GMO since 2004. He leads the portfolio management team responsible for the management of international developed market and global quantitative equities portfolios. Prior to joining GMO in 1995, Dr. Hancock was a research scientist at Siemens and a software engineer at IBM.

J.P. Morgan Investment Management Inc. (“J.P. Morgan”)	James Fisher, Senior Portfolio Manager and Managing Director	1985 — Present	Mr. Fisher heads a team that is responsible for the portion of the Fund managed by J.P. Morgan’s global portfolio group based in London.
Allmerica Investment Trust

Fund Name and	Name and Title of	Service with
Sub-Adviser Name	Portfolio Manager(s)	Sub-Adviser	Business Experience
Select Growth Fund GE Asset Management Incorporated (“GEAM”)	David B. Carlson	1982 — Present	Mr. Carlson, Executive Vice President and Chief Investment Officer — U.S. Equities, is responsible for GEAM’s U.S. Equity investment operations and is a Chartered Financial Analyst. He joined GEAM in 1982 as a securities analyst for investment operations. He became a Vice President in 1987, Senior Vice President in 1989 and Executive Vice President in 2003.
Jennison Associates LLC (“Jennison”)	Kathleen McCarragher	1998 — Present	Ms. McCarragher, an Executive Vice President of Jennison is also Jennison’s Head of Growth Equity. Prior to joining Jennison in 1998, she was a Managing Director and the Director of Large Cap Growth Equities at Weiss, Peck & Greer L.L.C.
	Michael Del Balso	1972 — Present	Mr. Del Balso, an Executive Vice President of Jennison, is also Jennison’s Director of Research for Growth Equity. He joined Jennison in 1972 after four years with White, Weld & Company, where he was a Vice President.

Core Equity Fund UBS Global Asset Management (Americas) Inc. (“UBS Global AM”)	John L. Leonard, CFA Managing Director, Head of North American Equities and Deputy Global Head of Equities	1991 — Present	Mr. Leonard is responsible for the development of sector and stock selection strategies in the North American market and is a member of UBS Global AM’s Executive Committee.
	Thomas M. Cole, CFA Managing Director, Head of Research — North American Core Equities	1985 — Present	Mr. Cole is responsible for the direction and oversight of the research group of UBS Global AM’s North American core equities team. He has been a senior analyst since joining UBS Global AM in 1985.
Allmerica Investment Trust

Fund Name and	Name and Title of	Service with
Sub-Adviser Name	Portfolio Manager(s)	Sub-Adviser	Business Experience
Core Equity Fund (Continued)	Thomas J. Digenan, CFA Executive Director, North American Equity Strategist	1993 — Present	Mr. Digenan participates in the analysis and development of U.S. equity portfolios and is responsible for communicating the firm’s equity strategy to clients and investment consultants; he previously was president of the firm’s mutual funds and relationship funds organization.
	Scott C. Hazen, CFA, Executive Director, North American Equity Strategist	1992 — Present	Mr. Hazen participates in the analysis and development of U.S. equity portfolios and is responsible for communicating the firm’s equity strategy to clients and investment consultants; he previously was a member of the firm’s global investment team responsible for providing client service and relationship management to the firm’s clients.
Goldman Sachs Asset Management, L.P. (“Goldman Sachs”)	Herbert E. Ehlers, Managing Director, Chief Investment Officer and Senior Portfolio Manager	1997 — Present	Mr. Ehlers is a Managing Director / Partner of Goldman Sachs & Co. He is a Chief Investment Officer, a senior portfolio manager for the Growth Team, and has been the lead manager of the strategy since its inception in 1981. He served as CEO of Liberty Investment Management prior to its acquisition by Goldman Sachs in January 1997.
	Gregory H. Ekizian, CFA Managing Director, Chief Investment Officer, Senior Portfolio Manager	1997 — Present	Mr. Ekizianis is a Chief Investment Officer and a senior portfolio manager for the Growth Team. He has primary responsibility for investment research in household products, pharmaceuticals, restaurants, consumer promotion, and lodging. He was a senior portfolio manager at Liberty Investment Management prior to its acquisition by Goldman Sachs in January 1997.
Allmerica Investment Trust

Fund Name and	Name and Title of	Service with
Sub-Adviser Name	Portfolio Manager(s)	Sub-Adviser	Business Experience
Core Equity Fund (Continued)	David G. Shell, CFA, Managing Director, Chief Investment Officer; Senior Portfolio Manager	1997 — Present	Mr. Shell is a Managing Director/Partner of Goldman Sachs & Co. He is a Chief Investment Officer and a senior portfolio manager for the Growth Team. He has primary responsibility for investment research in entertainment, cable television, broadcasting, telecommunications, and wireless communications. He was a senior portfolio manager at Liberty Investment Management prior to its acquisition by Goldman Sachs in January 1997.
	Steven M. Barry, Managing Director; Co-Chief Investment Officer; Senior Portfolio Manager	1999 — Present	Mr. Barry is a Managing Director/Partner of Goldman, Sachs & Co. He is a Chief Investment Officer and a senior portfolio manager for the Growth Team. He has primary responsibility for investment research in media, communications and technology. Prior to joining Goldman Sachs in 1999, he was a portfolio manager at Alliance Capital Management.

Equity Index Fund Opus Investment Management, Inc. (“Opus”)	Richard J. Litchfield, CFA Vice President	1995 — Present	Mr. Litchfield joined Opus in 1995. He is responsible for the management of taxable and tax-exempt fixed income portfolios for the Opus insurance clients, with an investment focus on property and casualty assets.

Select Investment Grade Income Fund Opus Investment Management, Inc. (“Opus”)	Ann K. Tripp Vice President	1987 — Present	Ms. Tripp joined Opus in 1987. She is the Head of Portfolio Management for Opus and has primary responsibility for management of the Core Investment Grade product and for the management of several insurance client portfolios.
Allmerica Investment Trust

Fund Name and	Name and Title of	Service with
Sub-Adviser Name	Portfolio Manager(s)	Sub-Adviser	Business Experience
Government Bond Fund Opus Investment Management, Inc. (“Opus”)	Benson Chau, CFA Vice President	1995 — Present	Mr. Chau joined Opus in 1995 as a fixed income research analyst. He now manages affiliated and non-affiliated portfolios including the general accounts of Allmerica Financial’s Life Insurance and Annuity Companies.

Money Market Fund Opus Investment Management, Inc. (“Opus”)	Eric M. Trigilio, CFA Vice President	2003 — Present	Mr. Trigilio joined Opus in 2003. He is responsible for the management of the short-term fixed income portfolios. Prior to joining the firm, Mr. Trigilio was a portfolio manager for Boston Advisors, Inc.
For the fiscal year ended December 31, 2004, the Funds paid the Manager the fees shown in the table below:

Fee (as a percentage of
Fund	average net assets)
Select Capital Appreciation Fund	0.92%
Select Value Opportunity Fund	0.88%
Select International Equity Fund	0.92%
Select Growth Fund*	0.79%
Core Equity Fund	0.58%
Equity Index Fund	0.28%
Select Investment Grade Income Fund	0.42%
Government Bond Fund	0.50%
Money Market Fund	0.32%

*	Reflects voluntary management fee waiver; excluding this waiver, the fee would have been 0.82%.
Allmerica Investment Trust

For the fiscal year ended December 31, 2004, the Manager paid each Sub-Adviser aggregate fees as set forth below:

	Fee (as a percentage of
Sub-Adviser	average net assets)
T. Rowe Price Associates, Inc. (Select Capital Appreciation Fund)	0.50%
Cramer Rosenthal McGlynn, LLC (Select Value Opportunity Fund)	0.50%
Bank of Ireland Asset Management (U.S.) Limited, Grantham, Mayo, Van Otterloo & Co. LLC, and J.P. Morgan Investment Management Inc. (Select International Equity Fund)	0.38	%(1),(3)
Putnam Investment Management, LLC, GE Asset Management Incorporated, and Jennison Associates LLC (Select Growth Fund)	0.36	%(2),(3)
UBS Global Asset Management (Americas) Inc and Goldman Sachs Asset Management, L.P. (Core Equity Fund)	0.33	%(3)
Opus Investment Management, Inc. (Equity Index Fund)	0.10%
Opus Investment Management, Inc. (Select Investment Grade Income Fund)	0.20%
Opus Investment Management, Inc. (Government Bond Fund)	0.20%
Opus Investment Management, Inc. (Money Market Fund)	0.10%

(1)	Effective October 1, 2004, Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) and J.P. Morgan Investment Management Inc. (“JP Morgan”) replaced Bank of Ireland Asset Management (U.S.) Limited as Sub-Advisers of the Select International Equity Fund. Under the new Sub-Adviser Agreement with GMO, the Manager pays GMO a fee computed daily and paid quarterly at an annual rate of 0.75% based on the average daily net assets of the Fund that GMO manages up to $50 million, 0.60% on the next $50 million, 0.55% on the next $100 million, 0.50% on the next $100 million, and 0.45% on net assets over $300 million. Under the new Sub-Adviser Agreement with JP Morgan, the Manager pays JP Morgan a fee computed daily and paid quarterly at an annual rate of 0.60% based on the average daily net assets of the Fund that JP Morgan manages up to $25 million, 0.50% on the next $25 million, 0.45% on the next $50 million, and 0.30% on net assets over $100 million.

(2)	Effective April 30, 2004, GE Asset Management Incorporated (“GEAM”) replaced Putnam Investment Management, LLC as Sub-Adviser for the Select Growth Fund. Under the new Sub-Adviser Agreement with GEAM, the Manager pays GEAM a fee computed daily and paid quarterly at an annual rate of 0.60% based on the average daily net assets of the Fund that GEAM manages up to $25 million, 0.55% on the next $25 million, 0.45% on the next $25 million, 0.40% on the next $25 million, and 0.245% on net assets over $100 million.

(3)	The rate shown represents the total sub-adviser fees paid to all sub-advisers by the Manager for the year ended December 31, 2004.
Allmerica Investment Trust

Pricing of Fund Shares
The Funds sell and redeem their shares at a price equal to their net asset value (“NAV”). The Funds do not charge any sales loads or redemption fees. The NAV of a share is computed by adding the current value of all the Fund’s assets, subtracting its liabilities and dividing by the number of its outstanding shares. NAV is computed once daily at the close of regular trading on the New York Stock Exchange each day the Exchange is open—normally 4:00 p.m. Eastern Time. Orders for the purchase or redemption of shares are filled at the next NAV computed after an order is received by the Fund. The Funds do not accept orders or compute their NAV’s on days when the Exchange is closed.
Equity securities are valued based on market value if market quotations are readily available. Debt securities (other than short-term obligations) normally are valued based on pricing service valuations. All securities of the Money Market Fund are valued at amortized cost. Debt obligations in the other Funds with a remaining maturity of 60 days or less are valued at amortized cost when amortized cost is considered to represent fair value. Values for short-term obligations of the other Funds having a remaining maturity of more than 60 days are based upon readily available market quotations. In other cases, debt and equity securities and any other assets are valued at their fair value following procedures approved by the Trustees. For example, a fund may value an equity security at its fair value when the relevant exchange closes early or trading in the security is suspended. It may also value an equity security at fair value if recent transactions in the security have been very limited or material information about the issuer becomes available after the close of the relevant market. Market quotations are not considered to be readily available for many debt securities. These securities are generally valued at fair value on the basis of valuations provided by an independent pricing service approved by the Trustees. The Funds’ use of fair value pricing is designed to ensure that each Fund’s net asset value reflects the value of its underlying portfolio securities as accurately as possible. There can be no assurance, however, that a fair valuation used by a Fund on any given day will more accurately reflect the market value of a security or securities than the market price of such security or securities on that day.
Certain foreign markets may be open on days when the Funds do not accept orders or price their shares. As a result, the NAV of a Fund’s shares may change on days when shareholders will not be able to buy or sell shares.
Purchase and Redemption of Shares
Shares of the Funds currently are purchased only by Separate Accounts which are the funding mechanisms for variable annuity contracts and variable life insurance policies. The Distributor, VeraVest Investments, Inc., at its expense, may provide promotional incentives to dealers who sell variable annuity contracts which invest in the Funds. The Trust has obtained an exemptive order from the Securities and Exchange Commission to permit Fund shares to be sold to variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans. Material irreconcilable conflicts may arise among various insurance policy owners and plan participants. The Trustees will monitor events to identify any material conflicts and determine if any action should be taken to resolve such conflict.
No fee is charged by the Trust on redemption. The variable contracts funded through the Separate Accounts are sold subject to certain fees and charges which may include sales and redemption charges. See the prospectuses for the variable insurance products.
Normally, redemption payments will be made within seven days after the Trust receives a written redemption request. Redemptions may be suspended when trading on the New York Stock Exchange is restricted or when permitted by the Securities and Exchange Commission.
Excessive or disruptive trading of Fund shares in response to short-term fluctuations in the market—also known as “market timing”—may make it very difficult to manage a Fund’s
Allmerica Investment Trust

investments and raise its expenses. Market timing may harm all Fund shareholders by interfering with portfolio management, increasing a Fund’s expenses and diluting a Fund’s net asset value. When market timing occurs, the Fund may have to sell portfolio securities to have the cash necessary to redeem the market timer’s shares. This can happen at a time when it is not advantageous to sell any securities, which may harm the Fund’s performance. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because it is not possible to predict how much cash the Fund will have to invest. A Fund that invests in foreign securities may be particularly susceptible to short duration trading strategies. On the other hand, a shareholder engaging in a market timing strategy may target a Fund that does not invest primarily in foreign securities.
The Trust, as a matter of policy, discourages and does not accommodate market timing, and seeks to prevent excessive purchases and sales or exchanges of shares of the Funds. The Trust will increase its monitoring of shareholders who engage in these types of disruptive trading practices. When a shareholder is detected market timing, the Trust will limit the number of transfers the shareholder may make during a given period or impose additional restrictions on allocations and transfers. When in the Manager’s or the Sub-Adviser’s opinion such activity would have a disruptive effect on portfolio management or harm other investors, a Fund reserves the right to refuse or cancel purchase orders and exchanges into the Fund by any person, group or commonly controlled account. The Trust will seek to prevent such practices to the extent they are detected by the monitoring procedures used by the Trust, subject to a Fund’s ability to monitor purchase, sale and exchange activity, and subject to such limitations as may result from the terms and conditions contained in certain of the insurance contracts for which the Fund serves as an investment vehicle. The Trust reserves the right to modify this policy, including any surveillance or account blocking procedures established from time to time to effectuate this policy, at any time without notice. While the Trust will try to prevent market timing by utilizing monitoring procedures, these procedures may not be successful in identifying or stopping excessive or short duration trading attributable to particular shareholders in all circumstances. Also, the terms and conditions of the relevant contract may limit the ability of the Trust to curtail the shareholders’ activity. This means that, even after the detection of such possible shareholder activity, the affected Fund may continue to suffer the effects of market timing.
As noted above, the Funds serve as the underlying investments for insurance product separate accounts (often called “omnibus accounts”). Fund shares held in omnibus accounts are held in the name of an intermediary on behalf of multiple beneficial owners or contract holders. Because funds held through omnibus accounts may have little or no access to trading records of individual contract holders, it may be difficult or impossible to determine if a particular contract holder is engaging in market timing. In certain circumstances, there may be operational or technological constraints on the fund’s ability to monitor activity. In addition, even when the Fund or the Manager has sufficient information, its detection methods may not capture all market timing.
Distribution Fees
Effective May 1, 2002, each Fund has adopted a Plan of Distribution and Service under Rule 12b-1 of the Investment Company Act of 1940 (“12b-1 Plan”) that permits the Funds to pay fees to support the distribution of the Funds’ shares and certain maintenance services and other services to investment accounts. The 12b-1 Plan authorizes payment of a distribution and service fee at an annual rate of up to 0.25 percent of each Fund’s average daily net assets. The 12b-1 Plan has been implemented for each Fund at an initial annual rate of 0.15 percent of each Fund’s average daily net assets. Because these fees are paid out of a Fund’s assets on an on-going basis, over time those fees will increase the cost of your investment and may cost you more than paying other types of sales charges.
The Trust currently offers only one class of shares of each of the Funds, the Service Shares (the “Shares”).
Allmerica Investment Trust

Distributions and Taxes
Distributions
Each Fund pays out substantially all of its net investment income and net capital gains to shareholders each year. Net investment income is paid quarterly in the case of the Core Equity Fund, Equity Index Fund, Select Investment Grade Income Fund and Government Bond Fund; annually in the case of the Select Capital Appreciation Fund, Select Value Opportunity Fund, Select International Equity Fund and Select Growth Fund; and daily in the case of the Money Market Fund. Distributions of net capital gains for the year, if any, are made annually. All dividends and capital gain distributions are applied to purchase additional Fund shares at net asset value as of the payment date. Fund shares are held by the Separate Accounts and any distributions are reinvested automatically by the Separate Accounts unless an election is made on behalf of a Separate Account to receive some or all of the dividend in cash.
Taxes
The Trust and the Funds intend to comply with the provisions of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies so that the Trust and the Funds will not be subject to federal income or excise taxes. Under current federal income tax law, dividend or capital gain distributions from any Fund are not currently taxable when left to accumulate within a qualifying variable annuity or variable life insurance contract.
In order for investors to receive the favorable tax treatment available for holders of variable annuity and variable life insurance contracts, the Separate Accounts underlying such contracts, as well as the Funds in which such accounts invest, must meet certain diversification requirements. Each Fund and each Separate Account intends to comply with these requirements. If a Fund or a Separate Account does not meet such requirements, income allocable to the contracts associated with the Separate Account would be taxable currently to the holders of such contracts.
Withdrawals from such contracts, whether prior to or during the annuity payment period, may be subject to ordinary income tax and, if withdrawn before age 59 1/2, to an additional 10% penalty tax.
A Fund’s investments in foreign securities may be subject to withholding and other taxes at the source, including on dividend or interest payments. In that case, the Fund’s yield on those securities would be decreased.
Tax consequences to investors in the Separate Accounts which are invested in the Trust are described in more detail in the prospectuses for those accounts.
Allmerica Investment Trust

Financial Highlights
The financial highlights tables are intended to help you understand the Funds’ financial performance for the past five years. Certain information reflects financial results for a single Fund share. The total returns in the tables represent the rate that an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Funds’ financial statements, are incorporated herein by reference in the Statement of Additional Information and included in the annual report, which is available upon request.
Allmerica Investment Trust

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Allmerica Investment Trust

ALLMERICA INVESTMENT TRUST
FINANCIAL HIGHLIGHTS – For a Share Outstanding Throughout Each Period

	Income from Investment Operations				Less Distributions
			Net Realized					Net
			and			Distributions		Increase
	Net Asset	Net	Unrealized		Dividends	from Net		(Decrease)
	Value	Investment	Gain (Loss)	Total from	from Net	Realized		in Net
Year Ended	Beginning	Income	on	Investment	Investment	Capital	Total	Asset
December 31,	of Year	(Loss)(2)	Investments	Operations	Income	Gains	Distributions	Value

Select Capital Appreciation Fund
2004	$2.125	$(0.015)	$0.373	$0.358	$—	$(0.197)	$(0.197)	$0.161
2003	1.521	(0.015)	0.619	0.604	—	—	—	0.604
2002	1.940	(0.014)	(0.405)	(0.419)	—	—	—	(0.419)
2001	2.122	(0.010)	(0.019)	(0.029)	—	(0.153)	(0.153)	(0.182)
2000	2.053	(0.008)	0.147	0.139	—	(0.070)	(0.070)	0.069

Select Value Opportunity Fund
2004	$2.050	$0.001	$0.365	$0.366	$(0.001)	$(0.145)	$(0.146)	$0.220
2003	1.487	0.002	0.568	0.570	(0.002)	(0.005)	(0.007)	0.563
2002	1.975	0.002	(0.315)	(0.313)	(0.011)	(0.164)	(0.175)	(0.488)
2001	1.958	0.012	0.225	0.237	(0.012)	(0.208)	(0.220)	0.017
2000	1.521	0.012	0.446	0.458	(0.006)	(0.015)	(0.021)	0.437

Select International Equity Fund(1)
2004	$1.108	$0.019	$0.139	$0.158	$(0.015)	$—	$(0.015)	$0.143
2003	0.874	0.015	0.226	0.241	(0.007)	—	(0.007)	0.234
2002	1.113	0.013	(0.226)	(0.213)	(0.017)	(0.009)	(0.026)	(0.239)
2001	1.781	0.018	(0.385)	(0.367)	(0.024)	(0.277)	(0.301)	(0.668)
2000	2.031	0.013	(0.191)	(0.178)	(0.009)	(0.063)	(0.072)	(0.250)

Select Growth Fund(1)
2004	$1.438	$0.003 (3)	$0.104	$0.107	$—	$—	$—	$0.107
2003	1.139	(0.001)	0.301	0.300	(0.001)	—	(0.001)	0.299
2002	1.576	0.001	(0.436)	(0.435)	(0.002)	—	(0.002)	(0.437)
2001	2.214	0.002	(0.545)	(0.543)	—	(0.095)	(0.095)	(0.638)
2000	3.049	(0.001)	(0.489)	(0.490)	—	(0.345)	(0.345)	(0.835)

Core Equity Fund(1)
2004	$1.568	$0.017 (3)	$0.145	$0.162	$(0.017)	$—	$(0.017)	$0.145
2003	1.239	0.012	0.329	0.341	(0.012)	—	(0.012)	0.329
2002	1.633	0.011 (4)	(0.393)	(0.382)	(0.012)	—	(0.012)	(0.394)
2001	2.689	0.016	(0.439)	(0.423)	(0.015)	(0.618)	(0.633)	(1.056)
2000	3.310	0.016	(0.295)	(0.279)	(0.017)	(0.325)	(0.342)	(0.621)

(A)	Including reimbursements, waivers, and reductions.

(B)	Excluding reductions. Certain Portfolios have entered varying arrangements with brokers who reduced a portion of the Portfolio’s expenses.

(C)	Excluding reimbursements, waivers, and reductions.

(1)	The Select International Equity Fund changed sub-advisers and added a second sub-adviser on October 1, 2004. The Select Growth Fund added a second sub-adviser on April 18, 2003 and replaced the first sub-adviser on April 30, 2004. The Core Equity Fund changed sub-advisers and added a second sub-adviser on May 1, 2002.

(2)	Net investment income (loss) per share before reimbursements and waivers of fees by the investment advisor or reductions were $(0.016) in 2004 for Select Capital Appreciation Fund; $(0.001) in 2004, $0.001 in 2003, $0.000 in 2002, $0.011 in 2001, and $0.011 in 2000 for Select Value Opportunity Fund; $(0.002) in 2003, $0.000 in 2002, $0.001 in 2001, and $(0.002) in 2000 for Select Growth Fund; and $0.014 in 2001 and $0.015 in 2000 for Core Equity Fund.

(3)	Investment income per share reflects a special dividend which amounted to $ 0.006 and $0.004 for Select Growth Fund and Core Equity Fund, respectively.

(4)	Computed using average shares outstanding throughout the period.
Allmerica Investment Trust

ALLMERICA INVESTMENT TRUST
Ratios/Supplemental Data

			Ratios To Average Net Assets
				Operating Expenses			Management Fee
Net Asset		Net Assets	Net
Value		End of	Investment						Turnover
End of	Total	Period	Income						Portfolio
Period	Return	(000’s)	(Loss)	(A)	(B)	(C)	Gross	Net	Rate

$2.286	18.62%	$299,355	(0.70)%	1.14%	1.15%	1.15%	0.92%	0.92%	38%
2.125	39.71%	296,204	(0.70)%	1.11%	1.13%	1.13%	0.92%	0.92%	46%
1.521	(21.60)%	287,593	(0.70)%	1.05%	1.06%	1.06%	0.90%	0.90%	41%
1.940	(1.14)%	435,864	(0.51)%	0.93%	0.94%	0.94%	0.88%	0.88%	44%
2.122	6.81%	510,483	(0.38)%	0.93%	0.94%	0.94%	0.87%	0.87%	53%

$2.270	19.35%	$345,750	0.02%	1.04%	1.10%	1.10%	0.88%	0.88%	99%
2.050	38.43%	380,801	0.07%	1.03%	1.09%	1.09%	0.88%	0.88%	117%
1.487	(16.32)%	351,831	0.12%	0.96%	1.03%	1.03%	0.87%	0.87%	94%
1.975	12.70%	440,335	0.63%	0.87%	0.92%	0.92%	0.87%	0.87%	97%
1.958	30.40%	397,541	0.71%	0.87%	0.94%	0.94%	0.88%	0.88%	22%

$1.251	14.47%	$333,494	1.33%	1.21%	1.22%	1.22%	0.92%	0.92%	84%
1.108	27.77%	380,653	1.46%	1.18%	1.19%	1.19%	0.92%	0.92%	28%
0.874	(19.37)%	335,890	1.17%	1.13%	1.14%	1.14%	0.91%	0.91%	14%
1.113	(21.43)%	460,006	0.97%	0.99%	1.01%	1.01%	0.89%	0.89%	26%
1.781	(9.03)%	679,128	0.77%	0.98%	0.99%	0.99%	0.88%	0.88%	24%

$1.545	7.44%	$528,558	0.21%	1.00%	1.02%	1.05%	0.82%	0.79%	95%
1.438	26.30%	625,729	(0.08)%	1.03%	1.07%	1.07%	0.81%	0.81%	75%
1.139	(27.60)%	375,959	0.05%	0.95%	1.01%	1.01%	0.82%	0.82%	125%
1.576	(24.71)%	660,893	0.12%	0.78%	0.85%	0.85%	0.79%	0.79%	91%
2.214	(17.79)%	1,040,237	(0.05)%	0.80%	0.81%	0.81%	0.76%	0.76%	79%

$1.713	10.41%	$337,127	1.02%	0.79%	0.81%	0.81%	0.58%	0.58%	37%
1.568	27.67%	400,017	0.88%	0.78%	0.80%	0.80%	0.58%	0.58%	27%
1.239	(23.45)%	401,888	0.78%	0.70%	0.74%	0.74%	0.57%	0.57%	115%
1.633	(16.90)%	673,753	0.75%	0.58%	0.61%	0.61%	0.55%	0.55%	134%
2.689	(9.51)%	924,904	0.51%	0.44%	0.50%	0.50%	0.45%	0.45%	190%
Allmerica Investment Trust

ALLMERICA INVESTMENT TRUST
FINANCIAL HIGHLIGHTS – For a Share Outstanding Throughout Each Period

	Income from Investment Operations						Less Distributions(D)
				Net Realized						Net
				and				Distributions		Increase
	Net Asset			Unrealized			Dividends	from Net		(Decrease)
	Value	Net		Gain (Loss)		Total from	from Net	Realized		in Net
Year Ended	Beginning	Investment		on		Investment	Investment	Capital	Total	Asset
December 31,	of Year	Income(2)		Investments		Operations	Income	Gains	Distributions	Value

Equity Index Fund
2004	$2.453	$0.040	(3)	$0.211		$0.251	$(0.040)	$—	$(0.040)	$0.211
2003	1.944	0.029		0.508		0.537	(0.028)	—	(0.028)	0.509
2002	2.715	0.027		(0.616)		(0.589)	(0.028)	(0.154)	(0.182)	(0.771)
2001	3.299	0.030		(0.422)		(0.392)	(0.029)	(0.163)	(0.192)	(0.584)
2000	4.060	0.032		(0.362)		(0.330)	(0.034)	(0.397)	(0.431)	(0.761)

Select Investment Grade Income Fund(1)
2004	$1.119	$0.043		$—		$0.043	$(0.059)	$(0.015)	$(0.074)	$(0.031)
2003	1.134	0.040		(0.003	)(4)	0.037	(0.052)	—	(0.052)	(0.015)
2002	1.106	0.054		0.034		0.088	(0.060)	—	(0.060)	0.028
2001	1.086	0.064	(5)	0.021		0.085	(0.065)	—	(0.065)	0.020
2000	1.051	0.070		0.035		0.105	(0.070)	—	(0.070)	0.035

Government Bond Fund(1)
2004	$1.104	$0.030		$(0.007)		$0.023	$(0.042)	$(0.002)	$(0.044)	$(0.021)
2003	1.130	0.030		(0.011)		0.019	(0.045)	—	(0.045)	(0.026)
2002	1.077	0.041		0.057		0.098	(0.045)	—	(0.045)	0.053
2001	1.051	0.049	(5)	0.030		0.079	(0.053)	—	(0.053)	0.026
2000	1.011	0.058		0.040		0.098	(0.058)	—	(0.058)	0.040

Money Market Fund
2004	$1.000	$0.009		$—		$0.009	$(0.009)	$—	$(0.009)	$—
2003	1.000	0.008		—		0.008	(0.008)	— (6)	(0.008)	—
2002	1.000	0.016		—		0.016	(0.016)	—	(0.016)	—
2001	1.000	0.042		—		0.042	(0.042)	—	(0.042)	—
2000	1.000	0.062		—		0.062	(0.062)	—	(0.062)	—

(A)	Including reimbursements, waivers, and reductions.

(B)	Excluding reductions. Certain Portfolios have entered into varying arrangements with brokers who reduced a portion of the Portfolio’s expenses.

(C)	Excluding reimbursements, waivers, and reductions.

(D)	Certain prior year amounts have been reclassified to conform to current year presentation.

(1)	Effective January 1, 2001 the Select Investment Grade Income Fund and Government Bond Fund adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and are amortizing premium and discount on debt securities using the daily effective yield method. The effect of this change for the year ended December 31, 2001 was a decrease in net investment income per share by $0.003 for Select Investment Grade Income Fund and a decrease in net investment income per share by $0.007 for Government Bond Fund, an increase in net realized and unrealized gains and losses per share by $0.003 for Select Investment Grade Income Fund and an increase in net realized and unrealized gains and losses per share by $0.007 for Government Bond Fund and a decrease in the ratio of net investment income to average net assets from 6.04% to 5.79% for Select Investment Grade Income Fund and a decrease in the ratio of net investment income to average net assets from 5.16% to 4.52% for Government Bond Fund. Per share data and ratio/supplemental data for periods prior to January 1, 2001 have not been restated to reflect this change in presentation.

(2)	Net investment income (loss) per share before reimbursement of fees by the investment advisor was $0.028 in 2003 and $0.029 in 2001 for Equity Index Fund.

(3)	Investment income per share reflects a special dividend which amounted to $0.008 per share for Equity Index Fund.

(4)	The amount shown for a share outstanding does not correspond with the aggregate net gain on investments for the period due to the timing of sales and repurchases of Portfolio shares in relation to the fluctuating market values of the investments of the Portfolio.

(5)	Computed using average shares outstanding throughout the period.

(6)	Distributions from net realized gains are less than $.0005.
Allmerica Investment Trust

ALLMERICA INVESTMENT TRUST
Ratios/Supplemental Data

			Ratios To Average Net Assets
				Operating Expenses			Management Fee
Net Asset		Net Assets
Value		End of	Net						Portfolio
End of	Total	Period	Investment						Turnover
Period	Return	(000’s)	Income	(A)	(B)	(C)	Gross	Net	Rate

$2.664	10.32%	$595,037	1.53%	0.50%	0.52%	0.52%	0.28%	0.28%	4%
2.453	27.83%	666,455	1.37%	0.45%	0.50%	0.50%	0.28%	0.28%	23%
1.944	(22.22)%	342,683	1.16%	0.45%	0.47%	0.47%	0.28%	0.28%	10%
2.715	(12.02)%	517,315	1.02%	0.32%	0.34%	0.34%	0.28%	0.28%	21%
3.299	(9.03)%	599,266	0.87%	0.32%	0.33%	0.33%	0.27%	0.27%	9%

$1.088	3.98%	$402,219	3.78%	0.64%	0.64%	0.64%	0.42%	0.42%	113%
1.119	3.31%	530,199	3.42%	0.63%	0.63%	0.63%	0.41%	0.41%	192%
1.134	8.14%	620,074	4.85%	0.58%	0.58%	0.58%	0.41%	0.41%	130%
1.106	7.94%	571,582	5.79%	0.47%	0.47%	0.47%	0.41%	0.41%	114%
1.086	10.31%	445,609	6.53%	0.49%	0.49%	0.49%	0.42%	0.42%	159%

$1.083	2.12%	$128,860	3.02%	0.73%	0.73%	0.73%	0.50%	0.50%	77%
1.104	1.67%	200,158	2.82%	0.71%	0.71%	0.71%	0.50%	0.50%	55%
1.130	9.28%	291,995	3.48%	0.68%	0.68%	0.68%	0.50%	0.50%	79%
1.077	7.63%	116,514	4.52%	0.58%	0.58%	0.58%	0.50%	0.50%	190%
1.051	10.00%	78,531	5.58%	0.61%	0.61%	0.61%	0.50%	0.50%	53%

$1.000	0.91%	$264,679	0.88%	0.52%	0.52%	0.52%	0.32%	0.32%	N/A
1.000	0.80%	377,155	0.82%	0.53%	0.53%	0.53%	0.30%	0.30%	N/A
1.000	1.66%	704,805	1.63%	0.45%	0.45%	0.45%	0.30%	0.30%	N/A
1.000	4.28%	604,657	4.11%	0.36%	0.36%	0.36%	0.31%	0.31%	N/A
1.000	6.40%	457,912	6.19%	0.31%	0.31%	0.31%	0.26%	0.26%	N/A

Allmerica Investment Trust

Appendix
Investment Techniques and Strategies
In managing its portfolios of investments, the Trust may make use of the following investment techniques and strategies:
Symbols

• Permitted

— Not Permitted

Select
	Select	Select					Investment
	Capital	Value	Select	Select	Core	Equity	Grade		Money
	Appreciation	Opportunity	International	Growth	Equity	Index	Income	Government	Market
Investment Technique/Strategy	Fund	Fund	Equity Fund	Fund	Fund	Fund	Fund	Bond Fund	Fund
Asset-Backed Securities	•	—	—	•	•	—	•	•	•
Exchange Traded Funds	•	•	—	•	•	•	—	—	—
Financial Futures Contracts and Related Options	•	•	•	•	•	•	•	•	—
Foreign Securities	•	•	•	•	•	•	•	—	•
Forward Commitments	•	—	—	—	—	—	•	•	•
Forward Contracts on Foreign Currencies	•	—	•	•	—	—	—	—	—
High Yield Securities	•	—	—	•	•	—	—	—	—
Interest-Only and Principal-Only Treasury Securities	—	—	—	—	—	—	—	•	—
Investments in Money Market Securities	•	•	•	•	•	•	•	•	•
Mortgage-Backed Securities	—	—	—	—	—	—	•	•	—
Mortgage Dollar Rolls and Reverse Mortgage Dollar Rolls	—	—	—	—	—	—	•	—	—
Municipal Securities	—	—	—	—	—	—	—	—	•
Purchasing Options	•	•	•	•	•	•	•	•	—
Real Estate Investment Trusts	—	—	—	—	•	•	—	—	—
Repurchase Agreements	•	•	•	•	•	•	•	•	•
Restricted Securities	•	•	•	•	•	•	•	•	•
Reverse Repurchase Agreements	•	—	—	—	—	—	—	—	—
Securities Lending	•	•	•	•	•	•	•	•	•
Stand-By Commitments	—	—	—	—	—	—	•	•	•
Stripped Mortgage-Backed Securities	—	—	—	—	—	—	•	•	—
Swap and Swap-Related Products	•	—	—	—	—	—	—	—	—
When-Issued Securities	•	•	•	•	•	•	•	•	•
Writing Covered Options	•	•	•	•	•	•	•	•	—
Allmerica Investment Trust

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Allmerica Investment Trust

Allmerica Investment Trust
Select Capital Appreciation Fund
Select Value Opportunity Fund
Select International Equity Fund
Select Growth Fund
Core Equity Fund
Equity Index Fund
Select Investment Grade Income Fund
Government Bond Fund
Money Market Fund
The Trust’s Statement of Additional Information (“SAI”) includes additional information about the Funds. The Trust’s annual and semi-annual reports to shareholders include information about the investments of the Funds. The SAI and the financial statements included in the Funds’ most recent annual report to shareholders are incorporated by reference into this prospectus, which means they are part of this prospectus for legal purposes. The Trust’s annual report discusses the market conditions and investment strategies that significantly affected each Fund’s performance during its last fiscal year. You may get free copies of these materials, request other information about a Fund or make shareholder inquiries by calling 1-800-533-7881. The Trust does not make its SAI and reports to shareholders available on the Internet because the Trust currently does not have an Internet site. The SAI includes a description of the Funds’ policies with respect to the disclosure of their portfolio holdings.
You may review and copy information about the Trust, including its SAI, at the Securities and Exchange Commission’s Public Reference Room in Washington, D.C. You may call the Commission at 1-202-942-8090 for information about the operation of the Public Reference Room. You may also access reports and other information about the Trust on the Commission’s Internet site at http://www.sec.gov. You may get copies of this information, with payment of a duplication fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the Commission, Washington, D.C. 20549-0102. You may need to refer to the Trust’s file number under the Investment Company Act, which is 811-4138.
ALLMERICA
INVESTMENT
TRUST
FILE NO. 811-4138
440 Lincoln Street, Worcester, Massachusetts 01653
1-800-533-7881